EXHIBIT 10.37
MIDDLEBROOK PHARMACEUTICALS, INC.
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made this 1st day of April 2008 by and between Donald J. Treacy, Ph.D., a resident of Woodbine, Maryland, (the “Employee”), and Middlebrook Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and formerly known as Advancis Pharmaceutical Corporation (the “Company”).
BACKGROUND
          The Company is engaged in the business of developing, improving and promoting antibiotic therapies and the delivery and dosage of antibacterials, as well as extending the market and patent life of important anti-infectives and oncology (as may be modified or expanded by the Company during the term of this Agreement, collectively and individually, the “Business”).
          The Company desires to employ the Employee and the Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
          1. Employment and Term. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company, as Senior Vice President, Pharmaceutical Development & Quality (the “Position”), commencing on January 1, 2004 (the “Commencement Date”). Employee is employed by the Company on an at will basis. The Employee shall be entitled to terminate this Agreement at any time upon ninety (90) days prior written notice to the Company. The Company shall be entitled to terminate this Agreement at any time subject to the provisions of Section 8 hereof. (The entire period of time during which the Employee is employed by the Company is referred to herein as the “Term”).
          2. Duties. During the Term, the Employee shall serve the Company faithfully and to the best of his/her ability and shall devote his/her full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Subject to the oversight of the Chief Scientific Officer, and/or the President and CEO, the Employee shall (i) have responsibility for the planning, directing and prioritizing pharmaceutical development and quality activities and (ii) such duties and responsibilities as may be assigned to him/her from time to time by the Chief Scientific Officer, and/or the President & CEO. The Employee shall perform such duties and responsibilities at the Company’s facility located in Germantown, Maryland or at such other location as may be mutually agreed upon by the Company and the Employee in accordance with the business needs of the Company. The Employee, as Senior Vice President, Pharmaceutical Development & Quality shall report to President & CEO.

          3. Other Business Activities. Except with the prior written consent of the Company in its sole discretion, the Employee shall not engage, directly or indirectly, during the Term, in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided that any such activities do not interfere with the performance of his/her responsibilities and obligations pursuant to this Agreement.
          4. Compensation. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services to be rendered to the Company and for the Employee’s intellectual property covenants and assignments and covenant not to compete, as provided in Sections 6 and 7 hereof, the compensation set forth in this Section 4.
               4.1 Salary. The Company shall pay the Employee a base salary at the annual rate of Two Hundred Seventy Thousand Four Hundred Dollars ($270,400.00) (as the same may hereafter be adjusted, the “Salary”) during the Term of this Agreement. The Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company (collectively, “Taxes”) and shall be paid and withheld in accordance with the Company’s normal payroll practice for its executive employees from time to time in effect. The Salary shall be subject to increase at the option and in the sole discretion of the Company based upon the demonstrated performance of the Employee.
               4.2 Bonus. Upon the execution of this Agreement, the Employee shall be eligible to be awarded an annual cash bonus, which bonus shall be determined by the President & CEO and the Board of Directors of the Company (the “Board of Directors”) and shall be at a target amount of thirty percent (30%) of Salary paid during such applicable period, less Taxes, provided that the Employee shall have achieved all of his/her performance objectives established for such period. Such bonus shall be determined and paid no later than the 15th day of the third month of such succeeding calendar year.
               4.3 Fringe Benefits. The Employee shall be entitled to participate in the following programs and receive the following benefits (collectively, the “Benefits”) in accordance with the following provisions.
                    (a) The Employee shall be entitled to participate in any retirement, health or dental programs generally made available to executive employees of the Company.
                    (b) The Employee shall be entitled to participate in all vacation, life and disability insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other executive employees of the Company.
               4.4 Reimbursement of Expenses. During the Term, the Employee shall be reimbursed for items of travel, food and lodging and miscellaneous expenses reasonably incurred by him/her on behalf of the Company, provided that such expenses are incurred, documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties agree that the amounts reimbursed under this Section 4.4 for one calendar year shall not affect the amounts reimbursed for other calendar years, and reimbursement payments, if any, shall in all events be made no later than the 15th day of the third month of the calendar year following the calendar year in which the applicable expense is incurred.
          5. Confidentiality. The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the “Proprietary Information”) revealed, obtained or developed in the course of his/her employment with the Company. Proprietary Information shall include any confidential or proprietary information or trade secrets relating to any patents or other intellectual property assigned by the Employee to the Company. Proprietary Information also shall include, but shall not be limited to the intangible personal property described in Section 6(b) hereof and, in addition, technical information, including research design, results, techniques and processes; apparatus and equipment design; computer software; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received by the Company or Employee from a third party subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the course of his/her employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his/her own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Section 5. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
          6. Property.
               6.1 Removal and Distribution. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, the Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his/her employment with the Company, the Employee shall return to the Company all originals and copies of the foregoing then in his/her possession or under his/her control, whether prepared by the Employee or by others.
               6.2 Developments.
                    (a) The Employee acknowledges that all right, title and interest in and to any and all writings, documents, inventions, discoveries, ideas, developments, information, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether patentable or non-patentable or whether reduced to written or electronic form or otherwise) that the Employee creates, makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the Term, whether during working hours or at the Company’s facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, (collectively, “Intellectual Work Product”) shall be the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Work Product, and the Employee shall have no claim for additional compensation for the Intellectual Work Product, except for any excluded Intellectual Work Product that is wholly unrelated to the pharmaceutical industry, in the broadest sense, provided that such Intellectual Work Product is not conceived, discovered or developed, either solely or jointly with any other person during working hours or at the Company’s facility or using any other Company resource.
                    (b) The Employee acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Work Product, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.
                    (c) The Employee shall reveal promptly all information relating to any such Intellectual Property to the Board of Directors, and, at the Company’s expense, shall cooperate with the Company and execute such documents as may be necessary or appropriate (i) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Work Product, and when such protection is obtained, renew and restore the same, or (ii) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.
                    (d) In the event the Company is unable after reasonable effort to secure the Employee’s signature on any of the documents referenced in Section 6.2 (c) hereof, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and on the behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by the Employee.
                    (e) The Employee represents that the innovations, designs, systems, analyses, ideas, and all copyrights, patents, trademarks and trade names, or similar intangible personal property (collectively, the “Pre-existing Property”) identified on Schedule I hereof comprise all of the innovations, designs, systems, analyses, ideas and all copyrights, patents, trademarks and trade names, or similar intangible personal property that the Employee has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Section 6.2. In the event that the Employee learns of any Pre-existing Property that he inadvertently failed to include in Schedule I, and the circumstances surrounding the failure of such inclusion are reasonably satisfactory to the Company, the Employee and the Company shall jointly amend Schedule I to include such property.
          7. Covenant not to Compete.
               7.1 Restrictions. Provided that the Company is in compliance with Section 8.6 hereof, if applicable, the Employee shall not, during the Term and for a period of one (1) year thereafter (the “Restricted Period”), except as an employee of the Company and in order to carry out the Employee’s duties hereunder, do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:
                    (a) engage or participate, directly or indirectly, in any business activity competitive with the Business or the business of the Company or any of the Company’s subsidiaries or affiliates as conducted during the Term;
                    (b) become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business or of the business of the Company or any subsidiary or affiliate of the Company as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business of the Company or the business of any subsidiary or affiliate of the Company as conducted during the Term (notwithstanding the foregoing, the Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in this Section 7.1.
                    (c) solicit, call on or transact or engage in any business activity with, either directly or indirectly, any (i) customer with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder, or (ii) corporate partner, collaborator, independent contractor or supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder;
                    (d) influence or attempt to influence any then current or prospective supplier, customer, corporate partner, collaborator, or independent contractor of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or
                    (e) influence or attempt to influence any person either (i) to terminate or modify an employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one (1) year period immediately preceding the termination of the Employee’s employment hereunder.
               7.2 Acknowledgment. The Employee acknowledges that he has carefully read and considered the provisions of this Section 7. The Employee acknowledges that the foregoing restrictions will limit his/her ability to earn a livelihood in a business competitive with the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Sections 4 and 8.6 to justify such restrictions, which restrictions the Employee does not believe would prevent him/her from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.
          8. Early Termination. The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 8. Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Section 8. The word “termination” as used throughout the Agreement with respect to the Employee’s employment hereby refers to a “separation from service” by the Employee from the Company, as defined by Treasury Regulation §1.409A-1(h).

               8.1 Involuntary Termination.
                    (a) Termination for Disability.
                         (i) In the event of the disability of the Employee such that the Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than one hundred eighty (180) consecutive days or more than one hundred eighty (180) days, in the aggregate, during any three hundred sixty-five (365) day period (“Disability”), the Company shall have the right to terminate Employee’s employment hereunder by written notice to the Employee.
                         (ii) In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.1(a)(i), the Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) Salary and applicable Benefits; provided that the Employee has complied with all of his/her obligations under this Agreement and continues to comply with all of his/her surviving obligations hereunder listed in Section 10 and a pro-rata percentage of the bonus (provided in Section 4.2) for the last fiscal year of the Company prior to the date of Employee’s termination. All the foregoing payments shall be paid within thirty (30) days following the termination date. Except as specifically set forth in this Section 8.1(a)(ii) or as provided by applicable law, the Company shall have no liability or obligation to the Employee for compensation or benefits hereunder by reason of, or subsequent to, such termination.
                    (b) Termination by Death. In the event that the Employee dies during the Term, the Employee’s employment hereunder shall be terminated thereby and the Company shall pay to the Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid portion of the Salary for the month in which he dies and a pro-rata percentage of the bonus (provided in Section 4.2) for the last fiscal year of the Company prior to the date of Employee’s termination. All the foregoing payments shall be paid within thirty (30) days following the termination date. Except as specifically set forth in this Section 8.1(b) or as provided by applicable law, the Company shall have no liability or obligation hereunder to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him/her by reason of or subsequent to the Employee’s death.
               8.2 Termination for Cause.
                    (a) The Company shall have the right to terminate the Employee’s employment hereunder at any time for “cause” upon written notice to the Employee. For purposes of this Agreement, “cause” shall mean the Employee’s (including, if the Employee is not a natural person, any employee of or contractor to the Employee who is involved, directly or indirectly, in the provision of services to the Company) (a) dishonesty, embezzlement, theft or fraudulent misconduct; (b) abuse of a controlled substance that materially impairs the performance of the Employee’s duties to the Company; (c) conduct adverse to the business, interests, or reputation of the Company; (d) material breach of any of the terms hereof or of any agreement between the Company and the Employee, (including, but not limited to, terms relating to non-disclosure, non-competition and invention assignment) which, if curable, remains uncured thirty (30) days after the Employee receives written notice of such breach; or (e) commission of a felony.
                    (b) In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.2(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Salary and Benefits. All the foregoing payments shall be paid within thirty (30) days following the termination date. All Salary and Benefits shall cease at the time of such termination, subject to the requirements of applicable law. Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation hereunder by reason of or subsequent to such termination.
               8.3 Termination by the Company Without Cause. Notwithstanding anything to the contrary set forth herein, the Company shall have the right to terminate the Employee’s employment hereunder at any time before or after a Change in Control (as defined below), for any reason or no reason, with or without cause, effective upon the date designated by the Company upon written notice to the Employee.
               8.4 Termination for Good Reason Following a Change in Control.
                    (a) The Employee shall have the right to terminate the Employee’s employment hereunder at any time for Good Reason within twelve (12) months following a Change in Control.
                    (b) “Good Reason” means the occurrence of any one of the following without the Employee’s consent:
          (i) any requirement that the Employee relocate, by more than thirty-five (35) miles, from the principal location where the Employee performs services for the Company;
          (ii) any material diminution in the Employee’s authority, duties or responsibilities (other than a change due to a Disability); or
          (iii) any material reduction in the Employee’s Salary or bonus.
Notwithstanding the forgoing, an event that is or would constitute grounds for a resignation for a Good Reason shall not constitute such grounds for a resignation for Good Reason if: (A) Employee does not send a notice of termination to the Company within thirty (30) days after the event occurs; or (B) the Company reverses the action or cures the default that would give rise to a termination for a Good Reason within thirty (30) days after the delivery of the notice of termination.
                    (c) “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined below, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of thirty-three percent (33%) or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of assets representing fifty percent (50%) or more of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (iii) the dissolution or liquidation of the Company; (iv) a change in the composition of the Board of Directors, as a result of which, fewer than one-half of the incumbent directors after such change are directors who either (A) had been directors of the Company twenty-four (24) months prior to such change or (B) were elected, or nominated for election, to the Board of Directors with the approval of at least a majority of the directors who had been the Company’s directors twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or (v) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning one hundred percent (100%) of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock; provided, however, that a Change in Control shall not include (X) a public offering of capital stock of the Company; (Y) any distribution of capital stock of the Company by a partnership or limited liability company to a partner of such partnership or member of such limited liability company in respect of the interest of such partner or member and without the payment of additional consideration; or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of any of the current or former executive officers of the Company or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members. For purposes of this definition of Change in Control, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company or by affiliates controlled by the Company, or an underwriter of the common stock of the Company in a registered public offering.
               8.5 Termination for Good Reason In the Event of a Potential Change in Control.
                    (a) The Employee shall have the right to terminate the Employee’s employment hereunder at any time following a Potential Change in Control if after a Potential Change in Control there is a Good Reason event and such Good Reason event was the result of a request or direction given by a Person seeking to effectuate a Change in Control.
                    (b) “Potential Change in Control” means (i) the Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control; or (ii) any Person publicly announces an intention to take actions which, if consummated, would constitute a Change in Control.

               8.6 Severance Benefits. In the event of a termination of the Employee’s employment hereunder without cause before or after a Change in Control pursuant to Section 8.3 or for Good Reason within twelve (12) months following a Change in Control pursuant to Section 8.4(a) or following a Potential Change in Control pursuant to Section 8.5, the Employee shall be entitled to receive the following:
                    (a) All accrued but unpaid (as of the effective date of such termination) Salary and a pro-rata percentage of the bonus (provided in Section 4.2) for the last fiscal year of the Company prior to the date of the Employee’s termination provided that the Employee has complied with all of his/her obligations under this Agreement and continues to comply with all of his/her surviving obligations hereunder listed in Section 10. All the foregoing payments shall be paid within thirty (30) days following the termination date. All Salary shall cease at the time of such termination, except as required under applicable law. Except as specifically set forth in this Section 8, the Company shall have no liability or obligation hereunder by reason of or subsequent to such termination.
                    (b) Severance pay in the form of a lump sum payment within sixty (60) days of such termination, in an amount equal to the present value of the Salary that the Employee would have earned if the Employee had continued working for the Company during the twelve (12) month period immediately following the Employee’s date of termination, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code in effect for the month prior to the month in which the Employee’s termination of employment under Sections 8.3 or 8.4 occurs. Such payment shall be subject to all Taxes.
                    (c) All Benefits to which he was entitled on the date preceding his/her termination for a period of twelve (12) additional months following termination, made in accordance with any terms applicable to such Benefits. All reimbursements and in-kind benefits provided under this Section 8.6(c), shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in this Agreement), and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
                    (d) Except as provided in subsections (a), (b) and (c) above, the Company shall have no liability or obligation by reason of or subsequent to the termination of the employment relationship between the Company and the Employee.
                    (e) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay or distribute to Employee any amount that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid without additional taxes or interest being imposed under Section 409A of the Code.
          9. Representations, Warranties and Covenants of the Employee.
               9.1 Restrictions. The Employee represents and warrants to the Company that:
                    (a) There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or, except as set forth in any agreements previously provided to the Company, would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and
                    (b) The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.
               9.2 Obligations to Former Employers. The Employee covenants that in connection with his/her provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to obligations relating to confidentiality and proprietary rights.
               9.3 Obligations Upon Termination. Upon and after his/her termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee (i) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association engaged in the Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to his/her employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.
          10. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7, 8, 9, 10, 19 and 20 hereof shall survive the termination of the Employee’s employment hereunder.
          11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or assigns; provided that neither party shall make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party.

          12. Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.
(a)	if to the Company, to:

MiddleBrook Pharmaceuticals, Inc. 20425 Seneca Meadows Parkway Germantown, Maryland 20876 Attention: Human Resources Facsimile: (301) 944-6700

(b)	if to the Employee, to:

Donald J. Treacy, Ph.D. 16905 Old Saw Mill Road Woodbine, MD 21797
          13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements, amendments and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          14. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
          15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.
          16. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
          17. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          18. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in Delaware or Maryland, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.
          19. Specific Enforcement. The Employee acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Employee also acknowledges that any breach by him/her of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
          20. Consent to Suit. Subject to the provisions of Section 21 hereof, any legal proceeding arising out of or relating to this Agreement shall be instituted in the Court of Chancery of New Castle County, or if such court does not have jurisdiction or will not accept jurisdiction, in any state or federal court of general jurisdiction in the State of Delaware, and each of the Company and the Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that either party may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.
          21. Arbitration. Subject to the last sentence of this Section 21, if any dispute arises over the terms of this Agreement between the parties to this Agreement, either Employee or Company may submit the dispute to binding arbitration within thirty (30) days after such dispute arises, to be governed by the evidentiary and procedural rules of the American Arbitration Association (Commercial Arbitration). Employee and Company shall mutually select one (1) arbitrator within ten (10) days after a dispute is submitted to arbitration. In the event that the parties do not agree on the identity of the arbitrator within such period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator shall hold a hearing on the dispute in Wilmington, Delaware within thirty (30) days after having been selected and shall issue a written opinion within fifteen (15) days after the hearing. The arbitrator shall also decide on the allocation of the costs of the arbitration to the respective parties, but Employee and Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained. Either Employee or Company, or both parties, may file the decision of the arbitrator as a final, binding and unappealable judgment in a court of appropriate jurisdiction. Notwithstanding the foregoing provisions of this Section 21 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, including but not limited to the remedies referred to in Section 19 hereof, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but shall instead be subject to the provisions of Sections 19 and 20 hereof.
          22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
          23. Authorization. In connection with the execution of this Agreement, the Employee shall be provided with a copy of the resolutions of the Board of Directors authorizing the execution of this Agreement on behalf of the Company.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed the day and year first written above.

MIDDLEBROOK PHARMACEUTICALS, INC.
By:	/s/ Edward M. Rudnic
Edward M. Rudnic, Ph.D.
President & CEO

/s/ Donald J. Treacy
Donald J. Treacy, Ph.D.

Schedule I
Preexisting Property: